Exhibit 99.9

FOR IMMEDIATE RELEASE		April 25, 2007
Media Contact:	Alan Bunnell, (602) 250-3376	Page 1 of 2
Analyst Contacts:	Rebecca Hickman, (602) 250-5668
Lisa Malagon, (602) 250-5671
Web site:	www.pinnaclewest.com
PINNACLE WEST REPORTS FIRST QUARTER EARNINGS IMPROVEMENT
Cooler Weather Spurs Increase in Electricity Sales
PHOENIX — Pinnacle West Capital Corporation (NYSE: PNW) today reported consolidated net income for the quarter ended March 31, 2007, of $16.5 million, or $0.16 per diluted share of common stock. This result compares with net income of $12.5 million, or $0.13 per share, for the comparable quarter a year ago.
The improved results were driven largely by higher retail sales at Arizona Public Service (APS) due to cooler weather and by fewer power plant outages, partially offset by lower results from the Company’s real estate operations. Weather effects, highlighted by the coldest Arizona January in nearly two decades, contributed $8 million, or $0.08 per share, to the quarterly improvement.
Compared with the first quarter a year ago, electricity consumption by APS retail customers increased 7.1 percent in 2007 with a customer base that grew 3.8 percent, according to Chairman Bill Post.
“Serving Arizona’s growth continues to drive our business and our strategies,” he said. “During the first quarter alone, we invested more than $180 million in capital improvements to Arizona’s electric infrastructure. And, over the balance of the year, we expect to invest an additional $750 million to continue reliably serving our retail customers.”
APS reported earnings of $4.3 million for the first quarter of 2007, compared with a net loss of $5.5 million in the 2006 first quarter. Operationally, the 2007 quarter reflected significantly improved performance at the Palo Verde Nuclear Generating Station, which recorded a site capacity factor of 94 percent.
SunCor Development Co., Pinnacle West’s real estate subsidiary, reported net income of $9.3 million, down from $22.0 million for the same period a year ago, primarily due to decreased sales of land parcels and residential property.
For more information on Pinnacle West’s operating statistics and earnings, please visit www.pinnaclewest.com/financials.

PINNACLE WEST FIRST QUARTER EARNINGS	April 25, 2007

Pinnacle West is a Phoenix-based company with consolidated assets of about $12 billion. Through its subsidiaries, the Company generates, sells and delivers electricity and sells energy-related products and services to retail and wholesale customers in the western United States. It also develops residential, commercial and industrial real estate projects.
Conference Call
Pinnacle West invites interested parties to listen to the live web cast of management’s conference call to discuss the Company’s 2007 first quarter earnings and recent developments at 2 p.m. (ET), today, Wednesday, April 25, 2007. The web cast can be accessed at www.pinnaclewest.com/presentations and will be available for replay on the web site for 30 days. To access the live conference call by telephone, dial (877) 356-3961 and enter reservation number 5864791. A replay of the call also will be available until 11:55 p.m. (ET), Tuesday, May 1, 2007, by calling (800) 642-1687 in the U.S. and Canada or (706) 645-9291 internationally and entering the same reservation number as above.

PINNACLE WEST CAPITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(in thousands, except per share amounts)

	THREE MONTHS ENDED
	MARCH 31,
	2007	2006
Operating Revenues
Regulated electricity segment	$536,051	$466,126
Real estate segment	77,250	107,854
Marketing and trading	72,471	85,002
Other revenues	9,363	11,224

Total	695,135	670,206

Operating Expenses
Regulated electricity segment fuel and purchased power	203,353	157,395
Real estate segment operations	61,443	71,330
Marketing and trading fuel and purchased power	57,944	74,175
Operations and maintenance	171,578	178,427
Depreciation and amortization	89,621	87,621
Taxes other than income taxes	34,719	35,573
Other expenses	8,488	8,522

Total	627,146	613,043

Operating Income	67,989	57,163

Other
Allowance for equity funds used during construction	4,444	3,801
Other income	4,512	5,467
Other expense	(6,353)	(4,541)

Total	2,603	4,727

Interest Expense
Interest charges	50,992	47,526
Capitalized interest	(4,807)	(4,024)

Total	46,185	43,502

Income From Continuing Operations Before Income Taxes	24,407	18,388

Income Taxes	8,609	6,793

Income From Continuing Operations	15,798	11,595

Income From Discontinued Operations Net of Income Taxes	732	860

Net Income	$16,530	$12,455

Weighted-Average Common Shares Outstanding — Basic	100,045	99,115

Weighted-Average Common Shares Outstanding — Diluted	100,622	99,449

Earnings Per Weighted-Average Common Share Outstanding
Income from continuing operations — basic	$0.16	$0.12
Net income — basic	$0.17	$0.13
Income from continuing operations — diluted	$0.16	$0.12
Net income — diluted	$0.16	$0.13